UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	January 22, 2013

LEGG MASON, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 International Drive, Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(410) 539-0000

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

Legg Mason, Inc. (the “Company”) is filing this Report to provide details about the intangible asset impairment testing and resulting aggregate $734 million pre-tax impairment charges ($508 million, net of taxes) that were announced by the Company on December 13, 2012. This Report is being filed in connection with the planned launch of an exchange offer for the Company's privately placed 5.5% Senior Notes due 2019 under the terms of a Registration Rights Agreement.

The disclosure below updates the disclosure contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2012 under the heading “Management's Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates-Intangible Assets and Goodwill”.

Intangible Assets and Goodwill

Balances as of December 31, 2012, are as follows (in $000s):

Amortizable asset management contracts	$22,923
Indefinite-life intangible assets	3,036,728
Trade names	52,800
Goodwill	1,248,648
$4,361,099

Our identifiable intangible assets consist primarily of asset management contracts, contracts to manage proprietary mutual funds or funds-of-hedge funds, and trade names resulting from acquisitions. Asset management contracts are amortizable intangible assets that are capitalized at acquisition and amortized over the expected life of the contract. Contracts to manage proprietary mutual funds or funds-of-hedge funds are indefinite-life intangible assets because we assume that there is no foreseeable limit on the contract period due to the likelihood of continued renewal at little or no cost. Similarly, trade names are considered indefinite-life intangible assets because they are expected to generate cash flows indefinitely.

In allocating the purchase price of an acquisition to intangible assets, we must determine the fair value of the assets acquired. We determine fair values of intangible assets acquired based upon projected future cash flows, which take into consideration estimates and assumptions including profit margins, growth or attrition rates for acquired contracts based upon historical experience, estimated contract lives, discount rates, projected net client flows and market performance. The determination of estimated contract lives requires judgment based upon historical client turnover and attrition rates and the probability that contracts with termination provisions will be renewed. The discount rate employed is a weighted-average cost of capital that takes into consideration a premium representing the degree of risk inherent in the asset, as more fully described below.

Goodwill represents the residual amount of acquisition cost in excess of identified tangible and intangible assets and assumed liabilities.

Given the relative significance of our intangible assets and goodwill to our consolidated financial statements, on a quarterly basis we consider if triggering events have occurred that may indicate a significant change in fair values. Triggering events may include significant adverse changes in our business, legal or regulatory environment, loss of key personnel, significant business dispositions, or other events, including changes in economic arrangements with our affiliates that will impact future operating results. If a triggering event has occurred, we perform tests, which include critical reviews of all significant assumptions, to determine if any intangible assets or goodwill are impaired. At a minimum, we perform these tests for indefinite-life intangible assets and goodwill annually at December 31.

We performed an impairment test of the Permal funds-of-hedge-funds contracts indefinite-life intangible asset as of December 12, 2012, because a modification of our employment contracts and other arrangements with the management of Permal that was completed on that day constituted a triggering event. Our test indicated that the funds-of-hedge-funds contracts asset was impaired, thereby triggering impairment tests of our other indefinite-life intangible assets and goodwill. As a result of these impairment tests, updated through our annual test date of December 31, 2012, our Permal funds-of-hedge funds contracts and trade name indefinite-life intangible assets and our domestic mutual fund contracts indefinite-life intangible assets were each determined to be partially impaired, resulting in aggregate pre-tax operating charges of $734 million. Neither goodwill nor any other intangible assets were deemed to be impaired. Details of our intangible assets and goodwill and the related impairment tests follow.

Amortizable Intangible Assets

Intangible assets subject to amortization are considered for impairment at each reporting period using an undiscounted cash flow analysis. Significant assumptions used in assessing the recoverability of management contract intangible assets include projected cash flows generated by the contracts and the remaining lives of the contracts. Projected cash flows are based on fees generated by current assets under management ("AUM") for the applicable contracts. Contracts are generally assumed to turnover evenly throughout the life of the intangible asset. The remaining life of the asset is based upon factors such as average client retention and client turnover rates. If the amortization periods are not appropriate, the expected lives are adjusted and the impact on the fair value is assessed. Actual cash flows in any one period may vary from the projected cash flows without resulting in an impairment charge because a variance in any one period must be considered in conjunction with other assumptions that impact projected cash flows.

The estimated remaining useful lives of amortizable intangible assets currently range from one to four years with a weighted-average life of approximately 2.5 years.

Indefinite-Life Intangible Assets

For intangible assets with lives that are indeterminable or indefinite, fair value is determined from a market participant's perspective based on projected discounted cash flows, taking into account the values market participants would pay in a taxable transaction to acquire the respective assets. We have two primary types of indefinite-life intangible assets: proprietary fund contracts and, to a lesser extent, trade names.

We determine the fair value of our intangible assets based upon discounted projected cash flows, which take into consideration estimates of future fees, profit margins, growth rates, taxes, and discount rates. An asset is determined to be impaired if the current implied fair value is less than the recorded carrying value of the asset. The determination of the fair values of our indefinite-life intangible assets is highly dependent on these estimates and changes in these inputs could result in a material impairment of the related carrying values. If an asset is impaired, the difference between the current implied fair value and the carrying value of the asset reflected on the financial statements is recognized as an expense in the period in which the impairment is determined to exist.

Contracts that are managed and operated as a single unit, such as contracts within the same family of funds, are reviewed in aggregate and are considered interchangeable because investors can transfer between funds with limited restrictions. Similarly, cash flows generated by new funds added to the fund group are included when determining the fair value of the intangible asset.

Projected cash flows are based on annualized cash flows for the applicable contracts projected forward 40 years, assuming annual cash flow growth from estimated net client flows and projected market performance. To estimate the projected cash flows, projected growth rates by affiliate are used to project their assets under management. Cash flow growth rates consider estimates of both AUM flows and market expectations by asset class (equity, fixed income and liquidity) and by investment manager based upon, among other things, historical experience and expectations of future market and investment performance from internal and external sources. Currently, our market growth assumptions are 6% for equity, 3% for fixed income, and 0% for liquidity products, with a general assumption of 2% organic growth for all products, subject to exceptions for organic growth in near-term periods.

The starting point for these assumptions is our corporate planning process that includes three-year AUM projections from the management of each operating affiliate that consider the specific business circumstances of each affiliate, with near-year flow assumptions for certain affiliates adjusted, as appropriate, to reflect a market participant view. Beyond year three, the estimates move towards our general organic growth assumption of 2%, as appropriate for each affiliate and asset class, through year 20. The resulting cash flow growth rate for year 20 is held constant and used to further project cash flows through year 40. Based on projected AUM by affiliate and asset class, affiliate advisory fee rates are applied to determine projected revenues. The domestic mutual fund contracts projected revenues are applied to a weighted-average margin for the applicable affiliates that manage the AUM. Margins are based on arrangements currently in place at each affiliate. Projected operating income is further reduced by an appropriate tax rate to calculate the projected cash flows.

We believe our growth assumptions are reasonable given our consideration of multiple inputs, including internal and external sources, although our assumptions are subject to change based on fluctuations in our actual results and market conditions. Our assumptions are also subject to change due to, among other factors, poor investment performance by one or more of our advisory affiliates, the withdrawal of AUM by clients, changes in business climate, adverse regulatory actions, or loss of key personnel. We consider these risks in the development of our growth assumptions and discount rates, discussed further below. Further, actual cash flows in any one period may vary from the projected cash flows without resulting in an impairment charge because a variance in any one period must be considered in conjunction with other assumptions that impact projected cash flows.

Our process includes comparison of actual results to prior growth projections. However, differences between actual results and our prior projections are not necessarily indicative of a need to reassess our estimates given that: our discounted projected cash flow analyses include projections well beyond three years and variances in the near-years may be offset in subsequent years; fair value assessments are point-in-time, and the consistency of a fair value assessment with other indicators of value that reflect expectations of market participants at that point-in-time is critical evidence of the soundness of the estimate of value. In subsequent periods, we consider the differences in actual results from our prior projections in considering the reasonableness of the growth assumptions used in our current impairment testing.

Discount rates are based on appropriately weighted estimated costs of debt and equity capital using a market participant perspective. We estimate the cost of debt based on published debt rates. We estimate the cost of equity capital based on the Capital Asset Pricing Model, which considers the risk-free interest rate, peer-group betas, and company and equity risk premiums. The equity risk is further adjusted to consider the relative risk associated with each Legg Mason indefinite-life intangible asset and our reporting unit. The discount rates are also calibrated based on an assessment of relevant market values. Continued market uncertainty and the resulting impact on Legg Mason's stock price and our ongoing CEO search process increase the relative risk associated with all aspects of our business, resulting in higher discount rates in the current year for our evaluation of each of Legg Mason's indefinite-life intangible assets and the reporting unit.

Consistent with standard valuation practices for taxable transactions, the projected discounted cash flow analysis also factors in a tax benefit value. This tax benefit represents the discounted tax savings a third party that purchased an asset on a given valuation date would receive from future tax deductions for the amortization of the purchase price over 15 years.

The Permal funds-of-hedge funds contracts of $626 million account for approximately 20% of our indefinite-life intangible assets. As noted above, the modification of employment contracts and other arrangements with the management of Permal constituted a triggering event as of December 12, 2012. Further, Permal has experienced recent outflows and increased risk associated with its business. The past several years have seen declines in the traditional high net worth client fund-of-hedge funds business, Permal's historical focus, which Permal has offset to some extent with new institutional business. As a result of these factors, actual results generally compare unfavorably to the growth assumptions for the Permal funds-of-hedge funds contracts used in the asset impairment testing at December 31, 2011 and 2010. As a result, in our December 2012 testing, the near-term growth assumptions for these contracts were reduced, which, together with the impact of decreased margins in near-years resulting from the modifications of the employment arrangements, led to decreased projected cash flows from the business. Further, fund-of-hedge fund managers are subject to unique market and regulatory influences, adding additional uncertainty to our estimates.

Based upon our projected discounted cash flow analyses, the carrying value of the Permal funds-of-hedge funds contracts asset exceeded its fair value, resulting in impairment charges of $321 million for the excess. Cash flows on the Permal funds-of-hedge funds contracts are assumed to have an average annual growth rate of approximately 8%. However, given current experience, projected cash flows reflect no net AUM flows trending to moderate inflows in years 1 and 2, respectively. The projected cash flows from the Permal funds-of-hedge funds contracts are discounted at 16.0%, reflecting the Permal and Legg Mason specific factors noted above.

Investment performance, including its expected impact on future asset flows, is a significant factor in our growth projections for the Permal funds-of-hedge funds contracts. Our market performance projections are supported by the fact that Permal's two largest funds that comprise over half of the contracts asset AUM have 10-year average returns exceeding 6%. Our market projections are further supported by industry statistics.

The domestic mutual fund contracts acquired in the Citigroup Asset Management (“CAM”) transaction of $2,106 million, account for approximately 70% of our indefinite-life intangible assets. As of December 31, 2012, approximately $127 billion of AUM, primarily managed by ClearBridge and Western Asset, are associated with this asset, with approximately 40% in long-term fixed income AUM and 30% in each of equity AUM and liquidity AUM. Although our domestic mutual fund contracts overall have maintained strong recent market performance, previously disclosed uncertainties regarding market conditions and asset flows and more recent assessments of related risk, including risks related to potential regulatory changes in the liquidity business, are reflected in our projected discounted cash flow analyses. As a result of the impact of these factors on our projected discounted cash flow analyses, the related carrying value exceeded its fair value, resulting in an impairment charge of $396 million for the excess. For our impairment test, cash flows from the domestic mutual fund contracts are assumed to have annual growth rates that average approximately 6%, but given current uncertainties, reflect no net AUM flows trending to moderate inflows in years 1 and 2, respectively. Projected cash flows of the domestic mutual fund contracts are discounted at 14.5%, reflecting the business and Legg Mason specific factors noted above.

We believe that investment performance also has a significant influence on our domestic mutual fund contract long-term flows, and that recent improvements in performance will favorably impact our flows, as long as performance is strong. In aggregate, 76% of our domestic mutual fund long-term AUM is in funds that have outpaced their three-year Lipper category average at September 30, 2012, which compares to 33% at September 30, 2008. Generally, there tends to be a four to five-year lag before improved investment performance results in increased asset flows.

In addition, we believe a recent reorganization of our distribution platform, which provides an improved focus on the growth of our business, has also favorably impacted our flows. The improvement in investment performance has assisted distribution personnel in selling more products. As a result of improved performance and the reorganization of the distribution platform, our U.S. distribution group has had net inflows for the past three quarters, with the quarter ended June 30, 2012 having the highest net inflows since March 2007. Year-to-date results generally compare slightly favorably to the growth assumptions related to the domestic mutual fund contracts asset impairment testing at December 31, 2011. In the past several years, however, such actual to projection comparisons are less favorable, and flows in the last several months have been less consistent and are considered in our current estimates.

Trade names account for 2% of indefinite-life intangible assets and are primarily related to Permal. We tested these intangible assets using assumptions similar to those described above for indefinite-life contracts. The Permal trade name carrying value exceeded its estimated fair value, resulting in a $17 million impairment for the excess. The resulting fair value of the other trade name significantly exceeded the related carrying amount.

Goodwill

Goodwill is evaluated at the reporting unit level and is considered for impairment when the carrying amount of the reporting unit exceeds the implied fair value of the reporting unit. In estimating the implied fair value of the reporting unit, we use valuation techniques based on discounted projected cash flows and EBITDA multiples, similar to techniques employed in analyzing the purchase price of an acquisition target. In December 2010, we announced a realignment of our executive management team, which during fiscal 2012, resulted in the combination of our Americas and International divisions into one operating segment, Global Asset Management. Internal management reporting has been modified consistent with this realignment such that discrete financial information regularly received by the chief operating decision maker, our Chief Executive Officer, is at the consolidated Global Asset Management business level. As a result, the former Americas and International operating segments are no longer our reporting units, and subsequently, goodwill is recorded and evaluated at one Global Asset Management reporting unit level. Our Global Asset Management reporting unit consists of the operating businesses of our asset management affiliates and our centralized global distribution operations. In our most recent impairment testing process, all consolidated assets and liabilities were allocated to our single Global Asset Management reporting unit, except deferred tax assets arising from NOLs not related to any assets or liabilities of the reporting unit. Similarly, the projected operating results of the reporting unit include our holding company corporate costs and overhead, including costs associated with executive management, finance, human resources, legal and compliance, internal audit and other central corporate functions.

Goodwill principally originated from the acquisitions of CAM, Permal and Royce. The value of the reporting unit is based in part, on projected consolidated net cash flows, including all cash flows of assets managed in our mutual funds, closed-end funds and other proprietary funds, in addition to separate account assets of our managers.

Significant assumptions used in assessing the implied fair value of the reporting unit under the discounted cash flow method are consistent with the methodology discussed above for indefinite-life intangible assets. Also, at the reporting unit level, future corporate costs are estimated and consolidated with the projected operating results of all our affiliates.

Actual cash flows in any one period may vary from the projected cash flows without resulting in an impairment charge because a variance in any one period must be considered in conjunction with other assumptions that impact projected cash flows. For the reporting unit discounted projected cash flow analysis, projected cash flows, on an aggregate basis across all asset classes, are assumed to have an average annual growth rate of approximately 8%.

Discount rates are based on appropriately weighted estimated costs of debt using a market participant perspective, also consistent with the methodology discussed above for indefinite-life intangible assets. For our impairment test during the quarter-ended December 31, 2012, the projected cash flows were discounted at 15.0% to determine their present value, reflecting the company/asset specific factors noted above.

We also perform a market-based valuation of our reporting unit value, which applies an average of EBITDA multiples paid in change of control transactions for peer companies to our EBITDA. The observed average EBITDA multiple utilized was 9.5x, from ten asset management transactions dated October 2009 through December 2012. The results of our two estimates of value for the reporting unit (the discounted cash flow and EBITDA multiple analyses) are compared and any significant difference is assessed to determine the reasonableness of each value and whether any adjustment to either result is warranted. Once the values are accepted, the appropriately weighted average of the two reporting unit valuations (the discounted cash flow and EBITDA multiple analyses) is used as the implied fair value of our Global Asset Management reporting unit, which at December 31, 2012, exceeds the carrying value by approximately $660 million. Considering the relative merits of the details involved in each valuation process, we used an equal weighting of the two values for the December 2012 testing.

We further assess the accuracy of the reporting unit value determined from these valuation methods by comparing their results to our market capitalization to determine an implied control premium. The reasonableness of this implied control premium is tested by comparing it to control premiums that have been paid in relevant actual change of control transactions, as further discussed below. This assessment provides evidence that our underlying assumptions in our analyses of our reporting unit fair value are reasonable.

In calculating our market capitalization for these purposes, market volatility can have a significant impact on our capitalization, and if appropriate, we may consider the average market prices of our stock for a period of up to two months before the test date to determine market capitalization. A control premium arises from the fact that in an acquisition, there is typically a premium paid over current market prices of publicly traded companies that relates to the ability to control the operations of an acquired company. Further, assessments of control premiums in the asset management industry are difficult because many acquisitions involve privately held companies, or involve only portions of a public company, such that no control premium can be calculated. Asset manager transactions are often valued on EBITDA multiples which, absent unusual circumstances, have generally been consistently priced in a range of 8x to 13x EBITDA over the past several years.

Recent market evidence regarding control premiums suggests values of 11% to 99% as realistic and common, and we believe such premiums to be a reasonable range of estimation for our equity value. Our market evidence is from a published source for the two years ended December 31, 2011 and includes 56 transactions from the banking and finance and brokerage and investment consulting industry groups with an average control premium value of 43%. As noted above, control premium values specific to public asset manager transactions are limited. However, since 2000, 17 public asset manager transactions available to us had control premium values ranging from 20% to 154%, and averaged 55%. We consider the specific circumstances of our company to determine whether there are specific differences for our situation that make these market control premiums not applicable. We also exclude from our consideration outlying values and transactions with known unique circumstances. Based on our analysis and consideration, we believe the implied control premium of 48% determined by our reporting unit value estimation at December 31, 2012, is reasonable in relation to the range of observed relevant market control premium values.

The disclosure below updates the disclosure contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2012 under the heading "Risk Factors- Risks Related to our Company- Potential Impairment of Goodwill and Intangible Assets Could Increase our Expenses and Reduce our Assets."

Risks Relating to our Company

Potential Impairment of Goodwill and Intangible Assets Could Increase our Expenses and Reduce our Assets

Determining goodwill and intangible assets, and evaluating them for impairment, requires significant management estimates and judgment, including estimating value and assessing life in connection with the allocation of purchase price in the acquisition creating them. Our goodwill and intangible assets may become impaired as a result of any number of factors, including losses of investment management contracts or declines in the value of managed assets. Any impairment of goodwill or intangibles could have a material adverse effect on our results of operations. For example, during the quarter ended December 31, 2012, we incurred aggregate impairment charges of $734 million ($508 million, net of taxes) primarily relating to domestic mutual fund contracts and Permal funds-of-hedge funds contracts.

The domestic mutual fund contracts asset acquired in the 2005 acquisition of the CAM business of $2,106 million and the Permal funds-of-hedge funds contracts asset of $626 million account for approximately 70% and 20%, respectively, of our indefinite-life intangible assets, while the goodwill in our reporting unit aggregates $1.2 billion.

The carrying values of domestic mutual fund contracts and Permal funds-of-hedge funds contracts assets have been recently written down to fair value, and any decreases in our cash flow projections or increases in the discount rates, resulting from actual results or changes in assumptions, resulting from market conditions, reduced assets under management, less favorable operating margins, lower yielding asset mixes, and other factors, may result in further impairments of these assets. The fair value of our reporting unit exceeded its carrying value by approximately $660 million at December 31, 2012. We now include all corporate consolidated assets and liabilities in our Global Asset Management Business reporting unit carrying and fair values. Likewise, all corporate costs are now included in our analyses of the reporting unit fair value. Similar to the intangible assets, changes in the assumptions underlying projected cash flows from the reporting unit or its EBITDA multiple, resulting from market conditions, reduced assets under management or other factors, could result in an impairment of goodwill.

There can be no assurances that continued market uncertainty or asset outflows, or other factors, will not produce an additional impairment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC. (Registrant)

	By:	/s/ Thomas C. Merchant
		Name:	Thomas C. Merchant
Date: January 22, 2013		Title:	Vice President and General Counsel, Corporate